Exhibit 99.1

MARTEN TRANSPORT ANNOUNCES SPECIAL AND QUARTERLY DIVIDENDS AND AN INCREASE IN SHARE REPURCHASE PROGRAM

MONDOVI, Wis., Aug. 13, 2019 (GLOBE NEWSWIRE) -- Marten Transport, Ltd. (Nasdaq/GS:MRTN) is pleased to announce today that its Board of Directors has declared a special cash dividend of $0.65 per share of common stock and a regular quarterly cash dividend of $0.03 per share of common stock, and has also approved an increase in its share repurchase program providing for the repurchase of up to $34 million, or approximately 1.8 million shares, of its common stock.

Chairman and Chief Executive Officer Randolph L. Marten said, “The Board’s decision to declare the special and quarterly cash dividends and to increase our share repurchase program reflects our confidence in our financial strength and continued commitment to enhancing stockholder value.”

The dividends will be payable on September 30, 2019 to stockholders of record at the close of business on August 26, 2019. No portion of either dividend is considered to be a return of capital. This is Marten’s 37th consecutive quarterly cash dividend. With the payment of these dividends, Marten will have paid a total of $84.3 million in cash dividends, including a $16.6 million special dividend in 2012, since the dividend program was implemented in the third quarter of 2010.

The repurchase program is intended to be implemented through purchases made in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements.  The timing and extent to which the Company repurchases its shares depends on market conditions and other corporate considerations.  The repurchase program does not have an expiration date and may be suspended, modified or discontinued at any time.  The Company has no obligation to repurchase any amount of its common stock under the program.

Marten Transport, with headquarters in Mondovi, Wis., is a multifaceted business offering a network of truck-based transportation capabilities across the Company’s five distinct business platforms – Truckload, Dedicated, Intermodal, Brokerage and MRTN de Mexico. Marten is one of the leading temperature-sensitive truckload carriers in the United States, specializing in transporting and distributing food and other consumer packaged goods that require a temperature-controlled or insulated environment. Marten’s dry freight services are expanding, with 1,596 dry vans operating as of June 30, 2019. The Company offers service in the United States, Canada and Mexico, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Marten’s current expectations concerning future payment of dividends, the share repurchase program, and the prospects and value of the Company. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially from those expressed in such forward-looking statements. Important factors known to Marten that could cause actual results to differ materially from those discussed in the forward-looking statements are discussed in Item 1A of Marten’s Annual Report on Form 10-K for the year ended December 31, 2018. Marten undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Tim Kohl, President, and Jim Hinnendael, Executive Vice President and Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.